Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of GWG Holdings, Inc., and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[signatures pages follow]

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 12th day of September 2019.

THE LT-3 EXCHANGE TRUST THE LT-4 EXCHANGE TRUST THE LT-5 EXCHANGE TRUST THE LT-6 EXCHANGE TRUST THE LT-7 EXCHANGE TRUST THE LT-8 EXCHANGE TRUST

By:	/s/ James E. Turvey
Name:	James E. Turvey
Title:	Trust Advisor

By:	/s/ Murray T. Holland
Name:	Murray T. Holland
Title:	Trust Advisor

MURRAY T. HOLLAND /s/ Murray T. Holland
Murray T. Holland, as Trust Advisor to the Seller Trusts

JAMES E. TURVEY /s/ James E. Turvey
Name:	James E. Turvey, as Trust Advisor to the Seller Trusts

[signature page to joint filing agreement]